Filed pursuant to Rule 433
                                                                   July 20, 2009

                                                                     Relating to
                        Preliminary Prospectus Supplement dated July 20, 2009 to
                                           Registration Statement No. 333-159383

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                  THE STATE TREASURY OF THE REPUBLIC OF POLAND
                     Represented by the Minister of Finance

                               Pricing Term Sheet

Issuer:                            The State Treasury of the Republic of Poland
                                    Represented by the Minister of Finance

Transaction:                       Re-opening of the Issuer's 6.375% Notes
                                    due 2019

Single Series:                     The Notes will be fully fungible, and
                                    consolidated to form a single series, with the existing $2,000,000,000 6.375% Notes due 2019

Principal Amount:                  $1,500,000,000

Maturity:                          July 15, 2019

Coupon:                            6.375%

Price to Public:                   99.786% plus Accrued Interest

Accrued Interest:                  12 days = $3,187,500.00

Yield to maturity:                 6.404%

Interest Payment Dates:            January 15th and July 15th, commencing
                                   January 15, 2010

Settlement (T+5):                  July 27, 2009

CUSIP  /  ISIN  /  Common Code:    731011 AR3  /  US731011AR30  /  043968319

Joint Bookrunners:                 Barclays Capital, Citi and HSBC

Ratings:                           A2 (Moody's) / A- (S&P) / A- (Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at toll free 1-888-603-5847, Citigroup Global Markets Inc. at 1-877-858-5407 (toll free) or HSBC Bank plc at +44 (0) 20 7991 1422.

Prospectus Dated June 26, 2009
Preliminary Prospectus Supplement Dated July 20, 2009

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 BARCLAYS CAPITAL                     CITI                           HSBC